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                                                                   EXHIBIT 10.32

                             US Envirosystems, Inc.

                                                                  April __, 1996


To All Holders of Convertible Subordinated Debentures:

We have completed arrangements for a private placement and a public stock offering for the Company totalling $10 million, which will provide the funds for future strength and growth. The simultaneous closing is expected to take place by early June.

The public offering consists of 1,625,000 shares of Common Stock at $4.00 per share, and 1,625,000 Warrants, exercisable at $4.00 per share, at ten cents per Warrant. In the underwriting, the Warrants are only offered to purchasers of the Common Stock.

One requirement of the financing is for a reverse split of our Common Stock, 1 for 40, which has already been approved by a majority of our stockholders, and which will be put into effect immediately. As a result of the reverse split, the number of shares of Common Stock into which the Convertible Subordinated Debentures would now be convertible has changed from 2,666 shares to 66 shares per $1,000 principal amount of debentures.

Another requirement of the financing is for one-third ($500,000) of our outstanding Convertible Subordinated Debentures to be converted to Common Stock. A number of debenture holders have expressed their desire to convert all of their debentures if the conversion rate were at the public offering price. We have negotiated with the investment bankers a conversion structure which we believe you will find advantageous. In order to give everyone an equal opportunity to convert, we are therefore offering the following:

1. You may tender all of your debentures for conversion into (a) ___ shares of Common Stock and (b) ___ Warrants exercisable at $4.00 each, per $1,000 of principal Value of debentures. One third will automatically be accepted for conversion at these rates. More than one-third will be accepted on a pro-rata basis if other debenture holders fail to tender. The Company cannot accept more than a total of $500,000 at these rates. The remaining debentures will continue to be outstanding, but at a conversion rate of 125 shares (in place of the present 66 shares) of Common Stock per $1,000 of principal value, and the interest rate will be reduced to 9%. This offer is valid for 14 days from the date of this letter.

2. All accrued and deferred interest at the current rates will be paid when the financings are effective.

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Your past cooperation in helping the Company to this point has been appreciated, and we feel that these changes are in your best interests. They certainly held the Company to a promising future, which in turn will enhance the value of the shares you will own or into which your holdings will be convertible.

Please indicate your wishes by returning the attached form as soon as possible.

/s/ Richard H. Nelson

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     NOTE: THIS DOCUMENT MUST BE RETURNED TO THE COMPANY BY MAY 20, 1996.  IT IS
     NOT NECESSARY TO RETURN THE ORIGINAL DEBENTURE AT THIS TIME.

To: U.S. Envirosystems, Inc.
515 North Flagler Drive, Suite 202
West Palm Beach, FL 33401

Gentlemen:

     I hereby tender the 18% Convertible Subordinated Debentures issued by U.S. Envirosystems, Inc. due 2004 and currently held by me. It is my understanding that, based on the 1:40 reverse split of the common shares of U.S. Envirosystems, Inc., each $1,000 face amount of the Debentures are convertible into 66 common shares. It is my further understanding that this tender will cause U.S. Envirosystems, Inc. to issue to me 250 fully paid and non-assessable common shares and 250 warrants to purchase one common share per warrant for each $1,000 face amount of the Debentures. Since the Debentures have been held for a period in excess of two years, the common shares so issued will be freely tradable or transferable by me pursuant to Rule 144 of the Securities Act.

     I further understand that U.S. Envirosystems, Inc. guarantees that at least one-third of the total face value of Debentures not converted as above, will have a conversion rate of 125 common shares per $1,000 face amount, and that the continuing interest rate to be paid on the non-converted Debentures will be 9%. Additionally, all accrued interest will be paid upon closing of the presently contemplated public financing of the company

                              /s/________________________